                                                                                     Exhibit 99.1

Contact Information:

CCG Investor Relations                                        Perini Corporation
15300 Ventura Boulevard, Suite 303                            73 Mount Wayte Ave.
Sherman Oaks, CA 91403                                        Framingham, MA 01701
(818) 789-0100                                                (508) 628-2295
Crocker Coulson, Partner                                      Robert Band, President

FOR IMMEDIATE RELEASE

Perini Corporation Reports Record 2003 Earnings

  Record net income of $44.0 million; includes $14.9 million tax benefit from NOL
  Basic earnings per share of $2.18 compared to $0.92
  Pro forma basic earnings per share of $0.78 compared to $0.59
  Q4 net income of $22.6 million; includes $7.9 million tax benefit from NOL
  Backlog increased by 69% to $1.67 billion

Framingham, MA – February 11, 2004 – Perini Corporation (AMEX: PCR) (the “Company”), a leading building, civil construction and construction management services company, today reported results for the year ended December 31, 2003.

Net income was a record $44.0 million for the year ended December 31, 2003, as compared to net income of $23.1 million in 2002. Net income for the year ended December 31, 2003 includes the recognition of a $14.9 million tax benefit based on the expectation that the Company will be able to fully utilize its net operating loss (NOL) carryforwards in future years. Basic earnings per common share were $2.18 for the year ended December 31, 2003, as compared to $0.92 for the year ended December 31, 2002. Diluted earnings per common share were $2.10 for the year ended December 31, 2003, as compared to $0.91 for the year ended December 31, 2002. Basic and diluted earnings per share calculations for the year ended December 31, 2003 were favorably impacted by $0.32 and $0.31 per share, respectively, due to the reversal of a pro rata portion of accumulated but unpaid dividends on the Company’s $21.25 Preferred Stock as a result of a tender offer completed by the Company in 2003. Basic and diluted earnings per share calculations for the year ended December 31, 2003 were also favorably impacted by $0.65 and $0.63 per share, respectively, due to the recognition of the $14.9 million NOL tax benefit.

Revenues from construction operations totaled $1,374.1 million for the year ended December 31, 2003, as compared with $1,085.0 million for the year ended December 31, 2002.

Net income was $22.6 million for the fourth quarter of 2003, as compared to fourth quarter net income of $9.5 million in 2002. Net income for the fourth quarter of 2003 includes the recognition of a $7.9 million tax benefit based on the expectation that the Company will be able to fully utilize its NOL carryforwards in future years. Basic earnings per common share were $0.97 for the fourth quarter of 2003, as compared to $0.40 for the fourth quarter of 2002. Diluted earnings per common share were $0.92 for the fourth quarter of 2003, as compared to $0.40 for the fourth quarter of 2002. Basic and diluted earnings per share calculations for the fourth quarter of 2003 were favorably impacted by $0.35 and $0.33 per share, respectively, due to the recognition of a $7.9 million NOL tax benefit. Revenues from construction operations totaled $500.7 million for the fourth quarter of 2003, as compared with $262.6 million for the fourth quarter of 2002.

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February 11, 2004                                                  Perini 4Q Results                                                  Page 2

In addition to the impact of the $14.9 million NOL tax benefit, the record net income in 2003 reflects the impact of an increased volume of new work acquired and put in place in 2003, in particular the Company’s contract awards in Iraq and Afghanistan. The 2003 results were also positively impacted by the inclusion of the operating results of James A. Cummings, Inc., an established building construction and construction management company based in Fort Lauderdale, Florida, which was acquired by the Company in January 2003.

Assuming an effective income tax rate of 39% and also assuming that the Company completed its tender offer for its $21.25 Preferred Stock prior to January 1, 2002, pro forma net income for the year ended December 31, 2003 would have been $18.9 million for the year ended December 31, 2003, as compared to $14.6 million for the year ended December 31, 2002. Similarly, pro forma basic earnings per share for the year ended December 31, 2003 would have been $0.78, as compared to $0.59 for the year ended December 31, 2002. Pro forma diluted earnings per share for the year ended December 31, 2003 would have been $0.75, as compared to $0.58 for the year ended December 31, 2002. Please refer to Table 1 at the end of this press release for a reconciliation of reported net income to pro forma net income.

Backlog Increased by 69% to $1.67 Billion
The backlog of uncompleted construction work at December 31, 2003 was $1.67 billion, up 69% compared to $990 million at December 31, 2002. New contract awards and adjustments to contracts in process added to the backlog during the fourth quarter of 2003 amounted to $835 million and include an additional $306 million for work in the rebuilding of Iraq and Afghanistan; $373 million in hotel and casino work in California, Florida and Las Vegas, Nevada; and a $96 million joint venture share of a bridge rehabilitation project in New York City.

Financial Condition Improved in 2003
The Company’s financial condition remained strong in 2003 and improved compared to 2002. Working capital increased from $115.9 million at December 31, 2002 to $125.4 million at December 31, 2003. Long-term debt decreased from $12.1 million at December 31, 2002 to $8.5 million at December 31, 2003 despite the Company’s funding of its acquisition of James A. Cummings, Inc. and its tender offer for its $21.25 Preferred Stock. As previously announced, the Company completed a tender offer for Depositary Shares representing shares of its $21.25 Preferred Stock whereby the Company purchased 440,627 Depositary Shares for a cash price of $25.00 per Depositary Share (representing approximately 44.1% of the outstanding $21.25 Preferred Stock).

Robert Band, President and Chief Operating Officer stated that, “We are very pleased to report a record profit year for the Company for 2003. Our building and management services operations contributed significantly to our 2003 earnings as a result of favorable experience in their core niche markets – gaming and hospitality, and construction management services to U.S. government agencies, respectively, most notably due to our new work awards in the rebuilding of Iraq and Afghanistan. We experienced a robust new work acquisition period during the second half of 2003 which positively impacted our 2003 earnings and resulted in an increase in backlog of $432 million as compared to June 30, 2003. We are encouraged by the increased amount of new work awards during the second half of 2003 and by a continued high level of new work opportunities.”

Outlook
Looking ahead, based on the current level of backlog, new work opportunities and an improving U.S. economy, the Company expects 2004 to be another year of increased growth. While it is difficult to predict at this early stage the exact timing of major new work awards or the impact such awards may have on 2004 results of operations, based on current conditions, the Company expects 2004 revenues ranging from $1.4 billion to $1.6 billion and basic earnings per share ranging from $0.90 to $1.00.

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February 11, 2004                                                  Perini 4Q Results                                                  Page 3

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including earthwork, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects.

Non-GAAP Measures
To supplement our unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, we sometimes use non-GAAP measures of net income, earnings per share and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The non-GAAP results, which are adjusted to exclude certain costs, expenses, gains and losses from the comparable GAAP measures, are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the indicators management uses as a basis for evaluating our financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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February 11, 2004                                                  Perini 4Q Results                                                  Page 4

                                     Perini Corporation (AMEX)
                                  Summary of Consolidated Earnings
                                            (Unaudited)
                                     (In Thousands of Dollars)

                                                       For the Three Months        For the Twelve Months
                                                        Ended December 31,          Ended December 31,
                                                       ----------------------     ------------------------                                                       ----------------------     ------------------------
                                                         2003        2002            2003            2002
                                                       ----------  ----------     -----------  -----------
Construction Revenues:
Building                                               $ 268,949   $ 143,749       $ 898,254    $ 631,860
Civil                                                     42,370      76,119         176,877      312,528
Management Services                                      189,333      42,691         298,972      140,653
                                                       ----------  ----------     -----------  -----------
TOTAL CONSTRUCTION REVENUES                            $ 500,652   $ 262,559      $ 1,374,103  $ 1,085,041
                                                       ==========  ==========     ===========  ===========

Gross Profit                                           $  26,391   $  20,912      $   70,252   $   58,650
General and Administrative Expenses                       12,053      10,638          39,762       32,770
                                                       ----------  ----------     -----------  -----------
Income From Construction Operations                       14,338      10,274          30,490       25,880
Other (Income) Expense, Net                               (1,863)        160          (1,435)         520
Interest Expense                                             302         339           1,003        1,485
                                                       ----------  ----------     -----------  -----------
Income before Income Taxes                                15,899       9,775          30,922       23,875
Credit (Provision) for Income Taxes (a)                    6,686        (250)         13,096         (801)
                                                       ----------  ----------     -----------  -----------
NET INCOME                                             $  22,585   $   9,525      $   44,018   $   23,074

Less:  Dividends accrued on Preferred Stock                 (297)       (531)         (1,653)      (2,125)
Plus:  Reversal of dividends previously accrued on
       Preferred Stock based on results of 2003 tender offer   -           -           7,254            -
                                                       ----------  ----------     -----------  -----------
Total Available for Common Stockholders                $  22,288   $   8,994      $   49,619   $   20,949
                                                       ==========  ==========     ===========  ===========

BASIC EARNINGS PER COMMON SHARE                        $    0.97   $    0.40      $     2.18   $     0.92
                                                       ==========  ==========     ===========  ===========

DILUTED EARNINGS PER COMMON SHARE                      $    0.92   $    0.40      $     2.10   $     0.91
                                                       ==========  ==========     ===========  ===========

Weighted Average Common Shares Outstanding:
Basic                                                     22,873      22,664          22,763       22,664
Effect of Dilutive Stock Options and Warrants Outstanding  1,262          10             820          275
                                                       ----------  ----------     -----------  -----------
Diluted                                                   24,135      22,674          23,583       22,939
                                                       ----------  ----------     -----------  -----------

(a)      The credit for income taxes for the twelve month and three month periods ended December 31, 2003 is due primarily to the recognition of a $14.9 million and $7.9 million tax benefit, respectively, in accordance with FAS No. 109, "Accounting for Income Taxes" based on the expectation that the Company will be able to fully utilize its net operating loss carryforwards in future years. In addition, the credit (provision) for income taxes reflects a lower-than-normal tax rate in all periods presented due primarily to the realization of a portion of the federal tax benefit not recognized in prior years due to certain accounting limitations.

                      Selected Balance Sheet Data
                                (Unaudited)
                       (In Thousands of Dollars)
                                                         December 31,
                                                  ---------------------------
                                                       2003           2002
                                                  ------------   ------------
Total Assets                                         $565,443       $402,389
Working Capital                                      $125,397       $115,908
Long-term Debt, Less Current Maturities              $  8,522       $ 12,123
Stockholders' Equity                                 $120,560       $ 86,649

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February 11, 2004                                                  Perini 4Q Results                                                  Page 5

                                     Perini Corporation (AMEX)
                                              Table 1
           Reconciliation of Reported Net Income to Pro Forma Net Income (Note A)
                                             (Unaudited)
                                      (In Thousands of Dollars)

                                                                   For the Three Months         For the Twelve Months
                                                                    Ended December 31,            Ended December 31,
                                                                 -------------------------     -------------------------
                                                                    2003          2002           2003           2002
                                                                 -----------    ----------     ----------    -----------

Reported net income                                               $ 22,585       $ 9,525        $ 44,018      $ 23,074
Less:  Credit (provision) for income taxes                           6,686          (250)         13,096          (801)
                                                                 -----------    ----------     ----------    -----------
Income before income taxes                                           15,899         9,775         30,922         23,875
Provision for income taxes assuming 39% effective rate                6,201         3,812         12,060          9,311
                                                                 -----------    ----------     ----------    -----------
Pro forma net income                                                  9,698         5,963         18,862         14,564

Less: Dividends accrued on Preferred Stock
      assuming the tender offer took place prior to
      January 1, 2002                                                  (297)         (297)        (1,188)        (1,188)
                                                                 -----------    ----------     ----------    -----------
Pro forma total available for common stockholders                  $  9,401       $ 5,666       $ 17,674       $ 13,376
                                                                 ===========    ==========     ==========    ===========

Pro forma basic earnings per common share                          $   0.41       $  0.25       $   0.78       $   0.59
                                                                 ===========    ==========     ==========    ===========

Pro forma diluted earnings per common share                        $   0.39       $  0.25       $   0.75       $   0.58
                                                                 ===========    ==========     ==========    ===========

(A)      The calculation of pro forma net income and pro forma earnings per common share assumes (i) an effective tax rate of 39% which more closely approximates the Company's effective tax rate on a prospective basis and (ii) the impact of the Company's tender offer for its $21.25 Preferred Stock as if it took place prior to January 1, 2002.

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